EXHIBIT 1.1

[English Translation]

ARTICLES OF INCORPORATION

OF

MILLEA HOLDINGS, INC.

Chapter I. General Provisions

(Trade name)

Article 1. The Company shall be named “Kabushiki Kaisha Millea Holdings”, which in English shall be “Millea Holdings, Inc.”.

(Objectives)

Article 2. The objectives of the Company shall be to engage in the following businesses as an insurance holding company:

(1)	Management of non-life insurance companies, life insurance companies, specialized securities companies, foreign companies engaged in insurance businesses and any other company which is or may become a subsidiary of the Company in accordance with the provisions of the Insurance Business Law of Japan; and

(2)	Any other business pertaining to the foregoing paragraph 1.

(Location of Head Office)

Article 3. The Company shall have its Head Office in Chiyoda-ku of the Metropolis of Tokyo.

(Method of giving public notices)

Article 4. The Company’s public notices shall appear in the newspaper The Nihon Keizai Shimbun, which is published in the Metropolis of Tokyo.

Chapter II. Shares

(Total number of shares to be issued)

Article 5. The total number of the shares authorized to be issued by the Company shall be 6,870,000. However, in the case of any redemption of shares, the total number of shares authorized to be issued shall be decreased by a number of shares equal to the number being redeemed.

(Repurchase of shares)

Article 6. The Company may, by resolution of the Board of Directors, repurchase its own shares pursuant to Article 211-3, paragraph 1, item 2 of the Commercial Code.

(Additional purchase of fractional shares by holders of fractional shares)

Article 7. A holder of fractional shares may request the Company to sell to such holder such amount of fractional shares which will, when added together with the fractional shares held by the holder, constitute one share of stock.

2. The Company may decide not to accommodate a request made pursuant to the foregoing paragraph 1, if the Company does not hold any shares available for such sale.

(Transfer agent)

Article 8. The Company shall have a transfer agent with respect to its shares and fractional shares.

2. The transfer agent and its business office shall be selected by resolution of the Board of Directors and public notice shall be given of such matters.

3. The register of shareholders (which term, when used throughout these Articles of Incorporation, includes the register of beneficial shareholders), the register of holders of fractional shares and the register of lost share certificates of the Company shall be kept at the transfer agent’s business office. Registration of transfers of shares, entries, including entries by electronic means, in the register of fractional shares and the register of lost share certificates, purchases and sales of fractional shares and any other business relating to the Company’s shares and fractional shares shall be handled by the transfer agent, and not by the Company.

(Share Handling Regulations)

Article 9. The denominations of share certificates to be issued by the Company, the registration of transfers of shares, the making of entries, including entries by electronic means, in the register of fractional shares and the register of lost share certificates, purchases and sales of fractional shares and any other proceedings concerning the Company’s shares and fractional shares, including the fees therefor, shall be governed by the Share Handling Regulations adopted by the Board of Directors from time to time.

(Record date)

Article 10. Shareholders having voting rights who appear in the register of shareholders, including those recorded by electronic means, as of the close of business on March 31 in each year shall be treated by the Company as the shareholders entitled to exercise rights at the ordinary general meeting of shareholders relating to the business year ending on that March 31.

2. In addition to the preceding paragraph, the Company may, by giving prior public notice in accordance with a resolution of the Board of Directors, treat the shareholders (or the registered pledgees) appearing in the register of shareholders, including those recorded by electronic means, and/or the holders of fractional shares appearing in the register of fractional shares, including those recorded by electronic means, as of the close of business on a specified date as the shareholders (or the registered pledgees) and/or the holders of fractional shares entitled to exercise rights in respect of specified matters.

Chapter III. General Meetings of Shareholders

(Convocation)

Article 11. An ordinary general meeting of shareholders shall be convened within three months after the end of each business year and an extraordinary general meeting of shareholders shall be convened whenever the necessity arises.

(Chairmanship)

Article 12. Chairmanship of a general meeting of shareholders shall be assumed by the President. If the President is unable to act, one of the other Directors shall act as such chairman in the order previously fixed by resolution of the Board of Directors. If all the Directors are unable to act, the chairman shall be selected from among the shareholders present.

(Resolutions)

Article 13. Unless otherwise provided in laws or ordinances or in these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by the holders of a majority of the shares having voting rights present at the meeting.

2. Resolutions to be adopted pursuant to Article 343 of the Commercial Code shall be adopted by not less than two-thirds of the voting rights held by shareholders present at the meeting who hold not less than one-third of the votes of all shareholders.

(Exercise of voting rights by proxy)

Article 14. A shareholder or his legal representative may exercise his voting rights by proxy, who shall be another shareholder of the Company entitled to vote.

Chapter IV. Directors and Board of Directors

(Number of Directors)

Article 15. The Company shall have not more than fifteen Directors.

(Election)

Article 16. Directors shall be elected at a general meeting of shareholders.

2. Resolutions for the election of Directors shall be adopted at a general meeting of shareholders at which shareholders representing one-third or more of the total number of shares with voting rights of all shareholders shall be present, by the holders of a majority of the shares having voting rights present at the meeting.

3. The election of Directors shall not be by cumulative voting.

(Term of office)

Article 17. The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders held in respect of the first business year to end after their assumption of office.

(Remuneration)

Article 18. Remuneration for the Directors shall be determined at a general meeting of shareholders.

(Representative Directors and Directors with specific titles)

Article 19. One or more Representative Directors shall be appointed by resolution of the Board of Directors.

2. The Board of Directors may, by its resolution, appoint one Chairman of the Board, one President and one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.

(Powers of the Board of Directors)

Article 20. The Board of Directors shall make decisions on the execution of business of the Company and supervise the performance by the Directors of their duties.

(Convocation)

Article 21. Notice for convening a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor no later than three days prior to the date of the meeting, except that such period may be shortened in case of urgent necessity.

(Resolutions)

Article 22. Resolutions of the Board of Directors shall be adopted at its meeting at which more than one-half in number of Directors shall be present, by a majority of the Directors so present.

(Regulations of the Board of Directors)

Article 23. Matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.

Chapter V. Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 24. The Company shall have not more than six Corporate Auditors.

(Election)

Article 25. Corporate Auditors shall be elected at a general meeting of shareholders.

2. Resolutions for the election of Corporate Auditors shall be adopted at a general meeting of shareholders at which shareholders representing one-third or more of the total number of shares with voting rights of all shareholders shall be present, by the holders of a majority of the shares having voting rights present at the meeting.

(Term of office)

Article 26. The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders held in respect of the fourth business year to end after their assumption of office.

(Remuneration)

Article 27. Remuneration for the Corporate Auditors shall be determined at a general meeting of shareholders.

(Standing Corporate Auditors)

Article 28. One or more Standing Corporate Auditors shall be elected by the Corporate Auditors from among their number.

(Powers of the Board of Corporate Auditors)

Article 29. The Board of Corporate Auditors shall have such powers as specifically provided for in laws or ordinances, as well as make decisions with respect to matters relating to the performance by the Corporate Auditors of their duties. However, the foregoing provision shall not prevent the exercise by the Corporate Auditors of their authority.

(Convocation)

Article 30. Notice for convening a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor no later than three days prior to the date of the meeting, except that such period may be shortened in case of urgent necessity.

(Resolutions)

Article 31. Except as otherwise provided in laws or ordinances, resolutions of the Board of Corporate Auditors shall be adopted at its meeting by a majority of the Corporate Auditors.

(Regulations of the Board of Corporate Auditors)

Article 32. Matters relating to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

Chapter VI. Accounts

(Business year)

Article 33. The business year of the Company shall commence on April 1 in each year and end on March 31 in the following year.

(Dividends)

Article 34. Dividends to shareholders shall be paid to the shareholders (or the registered pledgees) appearing in the register of shareholders, including those recorded by electronic means, and to the holders of fractional shares appearing in the register of fractional shares, including those recorded by electronic means, as of the close of business on March 31 of each year.

(Interim dividends)

Article 35. The Company may, by resolution of the Board of Directors, distribute dividends as provided for in Article 293-5 of the Commercial Code of Japan (hereinafter referred to as “interim dividends”) to shareholders (or registered pledgees) appearing in the register of shareholders, including those recorded by electronic means, and to holders of fractional shares appearing in the register of fractional shares, including those recorded by electronic means, as of the close of business on September 30 of each year.

(Period of limitations on dividends)

Article 36. If any dividend or interim dividend remains unclaimed after the expiration of five full years from the date of its becoming due and payable, the Company shall be relieved of the obligation to pay such dividend or interim dividend. Dividends and interim dividends shall bear no interest.

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(Amended June 28, 2005.)